Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-     ) of NTL Incorporated (formerly Telewest Global, Inc.) of our reports dated February 28, 2006, with respect to the consolidated financial statements and schedules of NTL Incorporated, NTL Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NTL Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, England
February 28, 2006